As filed with the Securities and Exchange Commission on November 4, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGNERA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-0628360
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9335 Harris Corners Pkwy, Suite 300

Charlotte, North Carolina 28269

(Address of Principal Executive Offices) (Zip Code)

Magnera Corporation 2024 Omnibus Incentive Plan

(Full Title of the Plan)

Jill L. Urey

Executive Vice President, General Counsel and Corporate Secretary

9335 Harris Corners Pkwy, Suite 300

Charlotte, North Carolina 28269

(866) 744-7380

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Magnera Corporation (formerly Glatfelter Corporation, the “Company”) to register 6,538,461 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered and sold under the Magnera Corporation 2024 Omnibus Incentive Plan (the “2024 Plan”). The number of shares of Common Stock registered on this Registration Statement does not include (a) 26,431 shares of Common Stock that remained available for issuance under the Glatfelter Corporation 2022 Long-Term Incentive Plan (the “2022 Plan”) prior to October 23, 2024 (the “Effective Date”), and (b) 332,831 shares of Common Stock underlying any equity awards previously granted under the 2022 Plan as of the Effective Date that terminate, expire, or are canceled, forfeited, surrendered without having been exercised, vested, or settled in full or are paid in cash, as applicable, on or after the Effective Date (collectively, the shares described in clauses (a) and (b) above, “Rollover Shares”). Contemporaneously with the filing of this Registration Statement, the Company is filing with the Securities and Exchange Commission (the “Commission”) a Post-Effective Amendment to its Registration Statement on Form S-8 (File No. 333-264855), as filed with the Commission on May 11, 2022, and its Registration Statement on Form S-8 (File No. 333-271720) as filed with the Commission on May 8, 2023 (collectively, the “Prior Registration Statements”), to reflect that the Rollover Shares under the Prior Registration Statements may be issued under the 2024 Plan. All share amounts reflect a reverse stock split of the Common Stock at a ratio of 1-for-13 effected on November 4, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Magnera Corporation 2024 Omnibus Incentive Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that the Company has previously filed with the Commission are incorporated herein by reference:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 28, 2024;

(2)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the Commission on May 9, 2024, August 8, 2024 and October 30, 2024, respectively;

(3)	The Company’s Current Reports on Form 8-K filed with the Commission on February 7, 2024 (as amended on Form 8-K/A filed with the Commission on February 12, 2024), March 5, 2024, April 11, 2024, May 14, 2024 (as amended on Form 8-K/A filed with the Commission on May 14, 2024), May 30, 2024, August 16, 2024, October 11, 2024, October 22, 2024 and October 23, 2024; and

(4)	The description of the Company’s Common Stock set forth under the caption “Description of Capital Stock of Glatfelter – Description of Common Stock” in the Company’s Registration Statement on Form S-4 filed with the Commission on August 23, 2024, including any subsequent amendment or report filed for the purpose of updating the description of the Company’s Common Stock contained therein.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the Commonwealth of Pennsylvania.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (“PBCL”), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)  by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)  if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)  by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a present or former director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article III of the Company’s Bylaws provide that directors or officers of the Company, or of any of its subsidiaries, who was or is an “authorized representative” of the Company (which shall mean for the purposes of Item 20, a director or officer of the Company, or a person serving at the request of, for the convenience of, or to represent the interests of, the Company as a director, officer, employee partner, agent, manager, member, fiduciary, trustee or other representative of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise) shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit, appeal, investigation (including any internal investigation), inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or other proceeding of any nature, whether civil, criminal, administrative, regulatory, legislative, investigative or arbitrative, whether formal or informal, and whether brought by or in the right of the Company, its shareholders, the Company’s board of directors, any duly authorized committee of the Company’s board of directors, a governmental agency or instrumentality, a self-regulatory organization or otherwise, by reason of the fact that such person was or is an authorized representative of the Company; provided, however, that the Company will not indemnify any authorized representative in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) is brought by the authorized representative due to the failure of the Company to pay indemnification provided under Sections 3.1, 3.2 or 3.3 of the Company’s Bylaws and the authorized representative is successful in such proceeding.

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article III of the Company’s Bylaws provides that the Company may purchase and maintain insurance to protect the Company and its authorized representatives against any liability asserted against such person and incurred by such person in respect of the service of such person, upon such terms and conditions as the board of directors of the Company deems appropriate.

The Company maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, the Company may receive reimbursement for amounts as to which the directors and officers are indemnified by the Company under the Article III of the Company’s Bylaws. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by Article III of the Company’s Bylaws.

As permitted by PBCL Section 1713, and as the Company’s Bylaws provide, no director shall be personally liable for monetary damages for any action taken, or any failure to take any action, on or after January 27, 1987, unless such director has breached or failed to perform the duties of the office as provided for under Section 1713 of the PBCL, as amended, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

The Company also has indemnification agreements with all of the Company’s executive officers and directors (collectively, “Indemnitees”). These agreements provide that the Indemnitees will be protected as promised in the Company’s Bylaws (regardless of, among other things, any amendment to or revocation of the Company’s Bylaws or any change in the composition of the Company’s board of directors or an acquisition transaction relating to the Company) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the Indemnitees under the Company’s director and officer insurance policies.

The foregoing is only a general summary of certain aspects of the PBCL and the Company’s Bylaws dealing with indemnification of directors and officers and does not purport to be complete.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below in the “Index to exhibits” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on November 4, 2024.

Magnera Corporation

By:	/s/ Curtis L. Begle
Name: Curtis L. Begle
Title: Chief Executive Officer

Power of Attorney

Each of the undersigned officers and directors of Magnera Corporation hereby constitutes and appoints Curtis L. Begle, James Till and Jill Urey and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement of Magnera Corporation on Form S-8, and any other registration statement relating to the same offering (including any and all amendments thereto (including post-effective amendments)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the dates indicated.

Signature	Title	Date

/s/ Curtis L. Begle Curtis L. Begle	Chief Executive Officer and Director (Principal Executive Officer)	November 4, 2024

/s/ James Till James Till	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 4, 2024

/s/ Kevin M. Fogarty Kevin M. Fogarty	Chairman of the Board of Directors	November 4, 2024

/s/ Bruce Brown Bruce Brown	Director	November 4, 2024

/s/ Michael S. Curless Michael S. Curless	Director	November 4, 2024

/s/ Thomas M. Fahnemann Thomas M. Fahnemann	Director	November 4, 2024

/s/ Samantha J. Marnick Samantha J. Marnick	Director	November 4, 2024

/s/ Carl J. Rickertsen Carl J. Rickertsen	Director	November 4, 2024

/s/ Thomas E. Salmon	Director	November 4, 2024
Thomas E. Salmon

/s/ Mary Dean Hall	Director	November 4, 2024
Mary Dean Hall

INDEX TO EXHIBITS

Exhibit Number	Description

5.1*	Opinion of Morgan, Lewis & Bockius LLP

23.1*	Consent of Morgan, Lewis & Bockius LLP (included as part of Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Ernst & Young LLP

24.1*	Powers of Attorney (included on signature page)

99.1	Magnera Corporation 2024 Omnibus Incentive Plan (incorporated by reference to Annex “E” of the Registration Statement on Form S-4 filed with the Commission on August 23, 2024 (File No. 333-281733)).

107.1*	Filing Fee Table

*                Filed herewith.